Exhibit 99.1

Corporate Communications
817-967-1577
mediarelations@aa.com
FOR RELEASE: Thursday, October 26, 2017
AMERICAN AIRLINES GROUP REPORTS
THIRD-QUARTER PROFIT
FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its third-quarter 2017 results, including these highlights:

•	Recorded a third-quarter 2017 pre-tax profit of $1.0 billion, or $1.1 billion excluding net special items,[1] and net profit of $624 million, or $692 million excluding net special items

•	Reported third-quarter earnings of $1.28 per diluted share, or $1.42 per diluted share excluding net special items

•	Reported a 2.7 percent increase in total revenue, to $10.9 billion, and a 1.1 percent increase in total revenue per available seat mile (TRASM) for the third quarter

•	Returned $411 million to stockholders in the third quarter through the repurchase of 7.7 million shares for $362 million and dividend payments of $49 million

Pre-tax earnings excluding net special items for the third quarter of 2017 were $1.1 billion, a $369 million decrease from the third quarter of 2016. During the third quarter, the company’s operations were affected by Hurricanes Harvey, Irma and Maria, causing more than 8,000 flight cancellations, and reducing pre-tax earnings by an estimated $75 million.

“Despite the significant operational challenges posed by three hurricanes, our team delivered solid financial results,” said Chairman and CEO Doug Parker. “The hurricane response highlighted the humanity and professionalism of the American team, and our industry as a whole.”
“We especially want to acknowledge the burden placed on our team members in Puerto Rico and throughout the Caribbean. The generous spirit of the American Airlines team was on full display as team members in Miami, Chicago and elsewhere packed meals and care packages for our colleagues and our customers in Puerto Rico. We also capped fares for customers traveling to and from the regions hit by these storms,” Parker said.

American Airlines Group Reports Third-Quarter Results
October 26, 2017

Revenue and Expenses

	GAAP		Non-GAAP[1]
	3Q17	3Q16	3Q17	3Q16
Total operating revenues ($ mil)	$10,878	$10,594	$10,878	$10,594
Total operating expenses ($ mil)	9,646	9,163	9,539	8,869
Operating income ($ mil)	1,232	1,431	1,339	1,725

Pre-tax income ($ mil)	1,004	1,189	1,114	1,483
Pre-tax margin	9.2%	11.2%	10.2%	14.0%

Net income ($ mil)	624	737	692	933

Earnings per diluted share	$1.28	$1.40	$1.42	$1.76

Continued strong demand for air travel and improving yields drove a 2.7 percent year-over-year increase in total revenue, to $10.9 billion. For the first time since the second quarter of 2014, yield grew in every geographic region, with notable strength in Latin America. Cargo revenue was up 17.0 percent to $200 million due to a 19.2 percent increase in cargo ton miles. Other revenue was up 2.2 percent to $1.3 billion. Third-quarter TRASM increased by 1.1 percent on a 1.6 percent increase in total available seat miles.

Total third-quarter operating expenses were $9.6 billion, up 5.3 percent year-over-year due primarily to a 13.3 percent increase in consolidated fuel expense and an 8.0 percent increase in salaries and benefits resulting from the company’s investments in its team members. Total third-quarter cost per available seat mile (CASM) was 13.20 cents, up 3.6 percent. Excluding fuel and special items, total CASM was 10.43 cents, up 4.5 percent.

“We are playing the long game at American to create value in an industry that has been fundamentally transformed,” said Parker.
Strategic Objectives
At American’s Media & Investor Day last month, the company laid out four long-term strategic objectives: Build a World-Class Product, Drive Efficiencies, Make Culture a Competitive Advantage, and Think Forward, Lead Forward.
Build a World-Class Product
American continues to make significant investments in the premium travel experience. In August, the company opened a new Admirals Club lounge in Terminal 5 at Los Angeles International Airport, and in September, the company opened a new Flagship Lounge at Chicago O’Hare International Airport. American plans to open new Flagship Lounges with Flagship First Dining in Miami and Los Angeles later this quarter.

Demand for American’s highly-differentiated Premium Economy travel experience remains high. Offered on international flights, Premium Economy comes with a wider seat, more legroom, an amenity kit, and enhanced meal choices. American is pleased with the customer adoption of this product as it generates an average premium of more than $400 each way over Main Cabin fares. The company’s fleet now has Premium Economy seats on 27 of its widebody aircraft, with plans to retrofit most of its remaining widebodies by the end of 2018.

American Airlines Group Reports Third-Quarter Results
October 26, 2017

In early September, American expanded its Basic Economy product throughout the continental United States. Basic Economy allows American to compete with ultra-low cost carriers while still offering a better product. Initial results of this new product’s rollout continue to be consistent with management’s expectations, with approximately half of American Airlines customers buying up to Main Cabin when given the option between that and Basic Economy.

“Continued product differentiation and a comprehensive network are just two of the ways American is setting itself apart. And we know we can do more. We have identified nearly $3 billion of revenue opportunities through 2021, including product segmentation, co-branded partnerships, and harmonizing our seating configurations across the fleet,” said American Airlines President Robert Isom.
Drive Efficiencies
As part of the company’s ongoing fleet renewal program, during the third quarter, American invested more than $900 million in 13 new mainline aircraft and three regional aircraft, including taking delivery of its first Boeing 737 MAX aircraft. These new, larger and more fuel efficient aircraft continue American’s fleet transformation and will replace aircraft that are expected to leave the fleet. In total, the company has invested more than $18 billion in new aircraft since the merger, giving it the youngest fleet of its network peers.

“We are focused on driving efficiencies and maximizing value for our investors. As we plan for the future, we have identified more than 400 efficiency-related projects which we estimate will provide $1 billion of benefit over the next four years. Examples include fuel initiatives, flight and route planning, improved schedule seasonality, and using our airport assets more productively,” said Chief Financial Officer Derek Kerr.
Make Culture a Competitive Advantage
Making culture a competitive advantage starts with leadership that cares for frontline team members. During the quarter, American expanded its Lead the Experience leadership training beyond corporate officers, and will expand this training further next year. In addition, American continues to roll out service training to frontline team members and anticipates 35,000 airport and reservation team members will have received this training by the end of this year, with plans to roll this training out further in 2018. Earlier this week, the company launched its first employee survey in well over a decade, which will provide more information to support frontline team members.
"We are building an environment where our leaders enthusiastically embrace the responsibility of caring for and inspiring our frontline team members. This environment includes a new technology platform for all team member data, development and training for our leaders, and investments in our team,” said Elise Eberwein, Executive Vice President of People and Communications.
Think Forward, Lead Forward
American has expanded the use of self-service technology during irregular operations, which enables customers to rebook on alternative flights and arrange for delivery of delayed bags from the convenience of a mobile device. This new technology gives customers more accurate, real-time information and options that work for them during difficult weather situations. This automation also frees up time for the company’s customer service team members to solve more complex issues.

“With the pace at which the world moves today, we know our technology solutions have to come faster, and they have to be adaptable across a variety of devices, including on-board handhelds, tablets, desktops and personal mobile devices. We are bringing more of our systems into the cloud environment, which enables us to deliver more, and finish projects faster,” said Maya Leibman, Chief Information

American Airlines Group Reports Third-Quarter Results
October 26, 2017

Officer. “All of our work comes back to making it easier for our team members to do their jobs, and making it easier for our customers to fly with American, and we are making significant improvements in both of these areas.”
Hurricane Response
American Airlines team members have worked together to help the people of San Juan, Puerto Rico and other affected parts of the Caribbean. American was the first commercial airline to restore service to San Juan after Hurricane Maria. American and its team members have delivered more than 2.5 million pounds of relief supplies and raised almost $2 million for the American Red Cross. In addition, team members in Chicago, New York, Fort Worth and Miami volunteered to pack more than 100,000 meals for hurricane victims, as well as 2,000 kits for military men and women currently serving in San Juan.

Over recent weeks, Tech Ops team members sent and served 600 hot meals for colleagues in San Juan. American Airlines team members have contributed more than $350,000, which American has matched, to the American Airlines Family Fund during the recent hurricane season. The Family Fund provides monetary relief to team members facing catastrophic and life-altering emergencies.
Capital Investments and Shareholder Returns
Since mid-2014, American has returned more than $11.1 billion to stockholders primarily through share repurchases and dividends, and reduced its share count by 37 percent to 480.0 million shares. As of September 30, 2017, the company had approximately $677 million remaining of its $2.0 billion share repurchase authority.2

The company declared a dividend of $0.10 per share, to be paid on November 27, 2017, to stockholders of record as of November 13, 2017.
Guidance and Investor Update
American expects its fourth-quarter TRASM to increase approximately 2.5 to 4.5 percent year-over-year, which reflects continued improvement in demand for both business and leisure travel. The company also expects its fourth-quarter pre-tax margin excluding special items to be between 4.5 and 6.5 percent.3

For additional financial forecasting detail, please refer to the company’s investor relations update, filed with the Securities and Exchange Commission on Form 8-K. This filing will be available at aa.com/investorrelations.
Conference Call / Webcast Details
The company will conduct a live audio webcast of its earnings call today at 9:00 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through November 26.
Notes

1.
In the third quarter, the company recognized $110 million in net special items before the effect of income taxes, principally consisting of merger integration expenses and fleet restructuring expenses, offset in part by a net credit resulting from fair value adjustments to bankruptcy obligations. See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of all GAAP to non-GAAP financial information.

American Airlines Group Reports Third-Quarter Results
October 26, 2017

2.
Share repurchases under the buyback program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. The program does not obligate the company to repurchase any specific number of shares or continue a dividend for any fixed period, and may be suspended at any time at the company’s discretion.

3.	American is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time.
About American Airlines Group
American Airlines and American Eagle offer an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American has hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix, and Washington, D.C. American is a founding member of the oneworld® alliance, whose members serve more than 1,000 destinations with about 14,250 daily flights to over 150 countries. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL. In 2015, its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.
Cautionary Statement Regarding Forward-Looking Statements and Information
Certain of the statements contained in this report should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the Securities Act), the Securities Exchange Act of 1934, as amended (the Exchange Act), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about our plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on our current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors), and other risks and uncertainties listed from time to time in our other filings with the Securities and Exchange Commission. There may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. We do not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.

American Airlines Group Reports Third-Quarter Results
October 26, 2017

American Airlines Group Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended September 30,		Percent Change	9 Months Ended September 30,		Percent Change
	2017	2016		2017	2016
Operating revenues:
Mainline passenger	$7,628	$7,419	2.8	$21,981	$21,192	3.7
Regional passenger	1,749	1,731	1.1	5,133	5,040	1.8
Cargo	200	171	17.0	568	506	12.2
Other	1,301	1,273	2.2	3,924	3,653	7.4
Total operating revenues	10,878	10,594	2.7	31,606	30,391	4.0
Operating expenses:
Aircraft fuel and related taxes	1,570	1,393	12.7	4,481	3,736	19.9
Salaries, wages and benefits	2,995	2,772	8.0	8,824	8,094	9.0
Regional expenses:
Fuel	352	303	16.1	999	801	24.7
Other	1,302	1,235	5.4	3,849	3,687	4.4
Maintenance, materials and repairs	487	481	1.4	1,474	1,352	9.1
Other rent and landing fees	471	463	1.7	1,363	1,342	1.6
Aircraft rent	304	299	1.5	892	908	(1.7)
Selling expenses	400	347	15.1	1,094	990	10.5
Depreciation and amortization	433	399	8.6	1,255	1,128	11.3
Special items, net	112	289	(61.2)	432	450	(3.8)
Other	1,220	1,182	3.3	3,575	3,386	5.6
Total operating expenses	9,646	9,163	5.3	28,238	25,874	9.1
Operating income	1,232	1,431	(13.9)	3,368	4,517	(25.4)
Nonoperating income (expense):
Interest income	25	16	51.4	70	45	55.4
Interest expense, net	(266)	(250)	6.6	(787)	(738)	6.6
Other, net	13	(8)	nm	8	(25)	nm
Total nonoperating expense, net	(228)	(242)	(5.4)	(709)	(718)	(1.3)
Income before income taxes	1,004	1,189	(15.6)	2,659	3,799	(30.0)
Income tax provision	380	452	(16.0)	998	1,412	(29.3)
Net income	$624	$737	(15.4)	$1,661	$2,387	(30.4)

Earnings per common share:
Basic	$1.29	$1.40		$3.37	$4.23
Diluted	$1.28	$1.40		$3.35	$4.20
Weighted average shares outstanding (in thousands):
Basic	484,772	525,415		493,164	564,886
Diluted	486,625	528,510		495,796	568,679
Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports Third-Quarter Results
October 26, 2017

American Airlines Group Inc.
Consolidated Operating Statistics
(Unaudited)

	3 Months Ended September 30,		Change	9 Months Ended September 30,		Change
	2017	2016		2017	2016
Mainline
Revenue passenger miles (millions)	54,012	53,472	1.0%	152,400	151,619	0.5%
Available seat miles (ASM) (millions)	64,582	63,751	1.3%	184,665	183,985	0.4%
Passenger load factor (percent)	83.6	83.9	(0.3)pts	82.5	82.4	0.1pts
Yield (cents)	14.12	13.87	1.8%	14.42	13.98	3.2%
Passenger revenue per ASM (cents)	11.81	11.64	1.5%	11.90	11.52	3.3%
Passenger enplanements (thousands)	37,365	37,584	(0.6)%	108,886	109,830	(0.9)%
Departures (thousands)	275	282	(2.4)%	816	837	(2.5)%
Aircraft at end of period	947	922	2.7%	947	922	2.7%
Block hours (thousands)	893	905	(1.3)%	2,608	2,650	(1.6)%
Average stage length (miles)	1,278	1,258	1.6%	1,245	1,235	0.8%
Fuel consumption (gallons in millions)	947	953	(0.6)%	2,713	2,739	(0.9)%
Average aircraft fuel price including related taxes (dollars per gallon)	1.66	1.46	13.4%	1.65	1.36	21.1%
Full-time equivalent employees at end of period	105,000	101,200	3.8%	105,000	101,200	3.8%
Operating cost per ASM (cents)	12.37	11.96	3.5%	12.67	11.62	9.0%
Operating cost per ASM excluding special items (cents)	12.20	11.51	6.0%	12.43	11.38	9.3%
Operating cost per ASM excluding special items and fuel (cents)	9.77	9.32	4.8%	10.01	9.35	7.0%
Regional (A)
Revenue passenger miles (millions)	6,459	6,447	0.2%	18,619	18,406	1.2%
Available seat miles (millions)	8,471	8,160	3.8%	24,471	23,741	3.1%
Passenger load factor (percent)	76.3	79.0	(2.7)pts	76.1	77.5	(1.4)pts
Yield (cents)	27.08	26.85	0.9%	27.57	27.38	0.7%
Passenger revenue per ASM (cents)	20.65	21.21	(2.7)%	20.97	21.23	(1.2)%
Passenger enplanements (thousands)	14,073	14,288	(1.5)%	40,727	40,908	(0.4)%
Aircraft at end of period	611	599	2.0%	611	599	2.0%
Fuel consumption (gallons in millions)	201	196	2.6%	578	565	2.4%
Average aircraft fuel price including related taxes (dollars per gallon)	1.75	1.55	13.1%	1.73	1.42	21.8%
Full-time equivalent employees at end of period (B)	22,600	20,600	9.7%	22,600	20,600	9.7%
Operating cost per ASM (cents)	19.53	18.85	3.6%	19.81	18.91	4.8%
Operating cost per ASM excluding special items (cents)	19.59	18.79	4.3%	19.82	18.85	5.1%
Operating cost per ASM excluding special items and fuel (cents)	15.44	15.08	2.4%	15.73	15.48	1.6%
Total Mainline & Regional
Revenue passenger miles (millions)	60,471	59,919	0.9%	171,019	170,025	0.6%
Available seat miles (millions)	73,053	71,911	1.6%	209,136	207,726	0.7%
Cargo ton miles (millions)	716	601	19.2%	2,036	1,754	16.1%
Passenger load factor (percent)	82.8	83.3	(0.5)pts	81.8	81.9	(0.1)pts
Yield (cents)	15.51	15.27	1.6%	15.85	15.43	2.8%
Passenger revenue per ASM (cents)	12.84	12.72	0.9%	12.96	12.63	2.7%
Total revenue per ASM (cents)	14.89	14.73	1.1%	15.11	14.63	3.3%
Cargo yield per ton mile (cents)	27.89	28.42	(1.9)%	27.89	28.86	(3.4)%
Passenger enplanements (thousands)	51,438	51,872	(0.8)%	149,613	150,738	(0.7)%
Aircraft at end of period	1,558	1,521	2.4%	1,558	1,521	2.4%
Fuel consumption (gallons in millions)	1,148	1,149	—%	3,291	3,304	(0.4)%
Average aircraft fuel price including related taxes (dollars per gallon)	1.67	1.48	13.3%	1.67	1.37	21.2%
Full-time equivalent employees at end of period (B)	127,600	121,800	4.8%	127,600	121,800	4.8%
Operating cost per ASM (cents)	13.20	12.74	3.6%	13.50	12.46	8.4%
Operating cost per ASM excluding special items (cents)	13.06	12.33	5.9%	13.30	12.23	8.7%
Operating cost per ASM excluding special items and fuel (cents)	10.43	9.97	4.5%	10.68	10.05	6.2%

(A)	Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.

(B)	Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.
Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Third-Quarter Results
October 26, 2017

American Airlines Group Inc.
Consolidated Revenue Statistics by Region
(Unaudited)

	3 Months Ended September 30,			9 Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Domestic - Mainline
Revenue passenger miles (millions)	33,032	33,487	(1.4)%	95,341	97,296	(2.0)%
Available seat miles (ASM) (millions)	38,750	39,051	(0.8)%	112,647	114,294	(1.4)%
Passenger load factor (percent)	85.2	85.8	(0.6)pts	84.6	85.1	(0.5)pts
Yield (cents)	14.52	14.36	1.1%	15.12	14.51	4.2%
Passenger revenue per ASM (cents)	12.37	12.31	0.5%	12.79	12.35	3.6%
Domestic Consolidated - Mainline and Total Regional (A)
Revenue passenger miles (millions)	39,491	39,934	(1.1)%	113,960	115,701	(1.5)%
Available seat miles (millions)	47,221	47,211	—%	137,118	138,036	(0.7)%
Passenger load factor (percent)	83.6	84.6	(1.0)pts	83.1	83.8	(0.7)pts
Yield (cents)	16.57	16.37	1.2%	17.15	16.56	3.6%
Passenger revenue per ASM (cents)	13.86	13.85	0.1%	14.25	13.88	2.7%
Latin America
Revenue passenger miles (millions)	7,362	7,382	(0.3)%	22,445	22,857	(1.8)%
Available seat miles (millions)	8,919	8,944	(0.3)%	28,432	28,894	(1.6)%
Passenger load factor (percent)	82.5	82.5	—pts	78.9	79.1	(0.2)pts
Yield (cents)	15.12	13.97	8.2%	14.88	13.47	10.4%
Passenger revenue per ASM (cents)	12.48	11.53	8.3%	11.74	10.66	10.2%
Atlantic
Revenue passenger miles (millions)	9,728	9,027	7.8%	23,077	21,707	6.3%
Available seat miles (millions)	12,212	11,533	5.9%	29,554	29,103	1.5%
Passenger load factor (percent)	79.7	78.3	1.4pts	78.1	74.6	3.5pts
Yield (cents)	13.60	13.49	0.9%	13.37	14.01	(4.6)%
Passenger revenue per ASM (cents)	10.84	10.56	2.6%	10.44	10.45	(0.1)%
Pacific
Revenue passenger miles (millions)	3,890	3,576	8.8%	11,537	9,759	18.2%
Available seat miles (millions)	4,701	4,223	11.3%	14,032	11,694	20.0%
Passenger load factor (percent)	82.7	84.7	(2.0)pts	82.2	83.5	(1.3)pts
Yield (cents)	10.20	10.13	0.7%	9.92	9.79	1.3%
Passenger revenue per ASM (cents)	8.44	8.58	(1.6)%	8.15	8.17	(0.2)%
Total International
Revenue passenger miles (millions)	20,980	19,985	5.0%	57,059	54,323	5.0%
Available seat miles (millions)	25,832	24,700	4.6%	72,018	69,691	3.3%
Passenger load factor (percent)	81.2	80.9	0.3pts	79.2	77.9	1.3pts
Yield (cents)	13.50	13.06	3.4%	13.26	13.03	1.8%
Passenger revenue per ASM (cents)	10.97	10.57	3.8%	10.51	10.15	3.5%
(A) Revenue statistics for all Regional flying are included herein.
Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Third-Quarter Results
October 26, 2017

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
American Airlines Group Inc. (the “Company”) sometimes uses financial measures that are derived from the consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The Company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The Company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.
The tables below present the reconciliations of the following GAAP measures to their non-GAAP measure:

•	Pre-Tax Income (GAAP measure) to Pre-Tax Income Excluding Special Items (non-GAAP measure)

•	Pre-Tax Margin (GAAP measure) to Pre-Tax Margin Excluding Special Items (non-GAAP measure)

•	Net Income (GAAP measure) to Net Income Excluding Special Items (non-GAAP measure)

•	Basic and Diluted Earnings Per Share (GAAP measure) to Basic and Diluted Earnings Per Share Excluding Special Items (non-GAAP measure)

•	Operating Income (GAAP measure) to Operating Income Excluding Special Items (non-GAAP measure)
Management uses these non-GAAP financial measures to evaluate the Company’s current operating performance and to allow for period-to-period comparisons. As special items may vary from period-to-period in nature and amount, the adjustment to exclude special items allows management an additional tool to better understand the Company’s core operating performance.
Additionally, the tables below present the reconciliations of mainline, regional and total operating costs (GAAP measure) to mainline, regional and total operating costs excluding special items and fuel (non-GAAP measure). Management uses mainline, regional and total operating costs excluding special items and fuel to evaluate the Company’s current operating performance and for period-to-period comparisons. The price of fuel, over which the Company has no control, impacts the comparability of period-to-period financial performance. The adjustment to exclude aircraft fuel and special items allows management an additional tool to better understand and analyze the Company’s non-fuel costs and core operating performance.

Reconciliation of Pre-Tax Income Excluding Special Items	3 Months Ended September 30,		Percent Change	9 Months Ended September 30,		Percent Change
	2017	2016		2017	2016
	(in millions)			(in millions)
Pre-tax income as reported	$1,004	$1,189		$2,659	$3,799
Pre-tax special items:
Special items, net (1)	112	289		432	450
Regional operating special items, net	(5)	5		(1)	13
Nonoperating special items, net (2)	3	—		12	36
Total pre-tax special items	110	294		443	499
Pre-tax income excluding special items	$1,114	$1,483	-25%	$3,102	$4,298	-28%

Calculation of Pre-Tax Margin
Pre-tax income as reported	$1,004	$1,189		$2,659	$3,799
Total operating revenues as reported	$10,878	$10,594		$31,606	$30,391
Pre-tax margin	9.2%	11.2%		8.4%	12.5%

Calculation of Pre-Tax Margin Excluding Special Items
Pre-tax income excluding special items	$1,114	$1,483		$3,102	$4,298
Total operating revenues as reported	$10,878	$10,594		$31,606	$30,391
Pre-tax margin excluding special items	10.2%	14.0%		9.8%	14.1%

Reconciliation of Net Income Excluding Special Items
Net income as reported	$624	$737		$1,661	$2,387
Special items:
Total pre-tax special items (1) (2)	110	294		443	499
Net tax effect of special items	(42)	(98)		(160)	(188)
Net income excluding special items	$692	$933	-26%	$1,944	$2,698	-28%

American Airlines Group Reports Third-Quarter Results
October 26, 2017

Reconciliation of Basic and Diluted Earnings Per Share Excluding Special Items	3 Months Ended September 30,		9 Months Ended September 30,
	2017	2016	2017	2016
	(in millions, except per share amounts)		(in millions, except per share amounts)
Net income excluding special items	$692	$933	$1,944	$2,698
Shares used for computation (in thousands):
Basic	484,772	525,415	493,164	564,886
Diluted	486,625	528,510	495,796	568,679
Earnings per share excluding special items:
Basic	$1.43	$1.77	$3.94	$4.78
Diluted	$1.42	$1.76	$3.92	$4.74

Reconciliation of Operating Income Excluding Special Items
Operating income as reported	$1,232	$1,431	$3,368	$4,517
Special items:
Special items, net (1)	112	289	432	450
Regional operating special items, net	(5)	5	(1)	13
Operating income excluding special items	$1,339	$1,725	$3,799	$4,980

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Mainline only	3 Months Ended September 30,		9 Months Ended September 30,
	2017	2016	2017	2016
	(in millions)		(in millions)
Total operating expenses as reported	$9,646	$9,163	$28,238	$25,874
Less regional expenses as reported:
Fuel	(352)	(303)	(999)	(801)
Other	(1,302)	(1,235)	(3,849)	(3,687)
Total mainline operating expenses as reported	7,992	7,625	23,390	21,386
Special items, net (1)	(112)	(289)	(432)	(450)
Mainline operating expenses, excluding special items	7,880	7,336	22,958	20,936
Aircraft fuel and related taxes	(1,570)	(1,393)	(4,481)	(3,736)
Mainline operating expenses, excluding special items and fuel	$6,310	$5,943	$18,477	$17,200
	(in cents)		(in cents)
Mainline operating expenses per ASM as reported	12.37	11.96	12.67	11.62
Special items, net per ASM (1)	(0.17)	(0.45)	(0.23)	(0.24)
Mainline operating expenses per ASM, excluding special items	12.20	11.51	12.43	11.38
Aircraft fuel and related taxes per ASM	(2.43)	(2.18)	(2.43)	(2.03)
Mainline operating expenses per ASM, excluding special items and fuel	9.77	9.32	10.01	9.35
Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Third-Quarter Results
October 26, 2017

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Regional only	3 Months Ended September 30,		9 Months Ended September 30,
	2017	2016	2017	2016
	(in millions)		(in millions)
Total regional operating expenses as reported	$1,654	$1,538	$4,848	$4,488
Regional operating special items, net	5	(5)	1	(13)
Regional operating expenses, excluding special items	1,659	1,533	4,849	4,475
Aircraft fuel and related taxes	(352)	(303)	(999)	(801)
Regional operating expenses, excluding special items and fuel	$1,307	$1,230	$3,850	$3,674
	(in cents)		(in cents)
Regional operating expenses per ASM as reported	19.53	18.85	19.81	18.91
Regional operating special items, net per ASM	0.06	(0.06)	0.01	(0.05)
Regional operating expenses per ASM, excluding special items	19.59	18.79	19.82	18.85
Aircraft fuel and related taxes per ASM	(4.15)	(3.71)	(4.08)	(3.38)
Regional operating expenses per ASM, excluding special items and fuel	15.44	15.08	15.73	15.48
Note: Amounts may not recalculate due to rounding.

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Total Mainline and Regional	3 Months Ended September 30,		9 Months Ended September 30,
	2017	2016	2017	2016
	(in millions)		(in millions)
Total operating expenses as reported	$9,646	$9,163	$28,238	$25,874
Special items:
Special items, net (1)	(112)	(289)	(432)	(450)
Regional operating special items, net	5	(5)	1	(13)
Total operating expenses, excluding special items	9,539	8,869	27,807	25,411
Fuel:
Aircraft fuel and related taxes - mainline	(1,570)	(1,393)	(4,481)	(3,736)
Aircraft fuel and related taxes - regional	(352)	(303)	(999)	(801)
Total operating expenses, excluding special items and fuel	$7,617	$7,173	$22,327	$20,874
	(in cents)		(in cents)
Total operating expenses per ASM as reported	13.20	12.74	13.50	12.46
Special items per ASM:
Special items, net (1)	(0.15)	(0.40)	(0.21)	(0.22)
Regional operating special items, net	0.01	(0.01)	—	(0.01)
Total operating expenses per ASM, excluding special items	13.06	12.33	13.30	12.23
Fuel per ASM:
Aircraft fuel and related taxes - mainline	(2.15)	(1.94)	(2.14)	(1.80)
Aircraft fuel and related taxes - regional	(0.48)	(0.42)	(0.48)	(0.39)
Total operating expenses per ASM, excluding special items and fuel	10.43	9.97	10.68	10.05
Note: Amounts may not recalculate due to rounding.
FOOTNOTES:

(1)
The 2017 third quarter mainline operating special items totaled a net charge of $112 million, which principally included $62 million of merger integration expenses and $62 million of fleet restructuring expenses, offset in part by a $12 million net credit resulting from fair value adjustments to bankruptcy obligations. The 2017 nine-month period mainline operating special items totaled a net charge of $432 million, which principally included $192 million of merger integration expenses, $174 million of fleet restructuring expenses, $45 million for labor contract expenses primarily due to one-time charges to adjust the vacation accruals for pilots and flight attendants as a result of the mid-contract pay rate adjustments effective in the second quarter of 2017 and a $7 million net charge resulting from fair value adjustments to bankruptcy obligations.

The 2016 third quarter mainline operating special items totaled a net charge of $289 million, which principally included $194 million of merger integration expenses, $31 million of fleet restructuring expenses and a $39 million net charge resulting from fair value adjustments to bankruptcy obligations. The 2016 nine-month period mainline operating special items totaled a net charge of $450 million, which principally included $395 million of merger integration expenses and $72 million of fleet restructuring expenses, offset in part by a $22 million net credit resulting from fair value adjustments to bankruptcy obligations.
Merger integration expenses included costs related to information technology, professional fees, re-branding of aircraft and airport facilities and training. Additionally, the 2016 periods also included merger integration expenses related to alignment of labor union contracts, re-branded uniforms, relocation and severance. Fleet restructuring expenses driven by the merger principally included the acceleration of aircraft depreciation and impairments for aircraft grounded or expected to be grounded earlier than planned.

(2)
Nonoperating special charges in the 2017 periods primarily consisted of debt issuance and extinguishment costs associated with term loan refinancings. Additionally, the 2016 nine month period included costs associated with a bond refinancing.

American Airlines Group Reports Third-Quarter Results
October 26, 2017

American Airlines Group Inc.
Condensed Consolidated Balance Sheets
(In millions)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets
Cash	$340	$322
Short-term investments	5,428	6,037
Restricted cash and short-term investments	393	638
Accounts receivable, net	1,700	1,594
Aircraft fuel, spare parts and supplies, net	1,315	1,094
Prepaid expenses and other	826	639
Total current assets	10,002	10,324
Operating property and equipment
Flight equipment	39,545	37,028
Ground property and equipment	7,902	7,116
Equipment purchase deposits	1,280	1,209
Total property and equipment, at cost	48,727	45,353
Less accumulated depreciation and amortization	(15,416)	(14,194)
Total property and equipment, net	33,311	31,159
Other assets
Goodwill	4,091	4,091
Intangibles, net	2,214	2,173
Deferred tax asset	538	1,498
Other assets	2,245	2,029
Total other assets	9,088	9,791
Total assets	$52,401	$51,274

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt and capital leases	$2,467	$1,855
Accounts payable	1,638	1,592
Accrued salaries and wages	1,413	1,516
Air traffic liability	4,653	3,912
Loyalty program liability	2,893	2,789
Other accrued liabilities	2,243	2,208
Total current liabilities	15,307	13,872
Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	22,217	22,489
Pension and postretirement benefits	7,467	7,842
Other liabilities	3,462	3,286
Total noncurrent liabilities	33,146	33,617
Stockholders' equity
Common stock	5	5
Additional paid-in capital	5,918	7,223
Accumulated other comprehensive loss	(5,127)	(5,083)
Retained earnings	3,152	1,640
Total stockholders' equity	3,948	3,785
Total liabilities and stockholders’ equity	$52,401	$51,274